INFORMATION LICENSE AND ASSET PURCHASE AGREEMENT

This Information License and Asset Purchase Agreement ("Agreement") is executed and entered into as of July 13, 1995, by and between Data Transmission Network Corporation, a Delaware corporation ("DTN") and Knight-Ridder Financial, Inc., a Delaware corporation ("KRF").

                                    RECITALS:

DTN owns and operates an information transmission system that provides its subscribers with access via electronic transmission to various types of information services. DTN has approximately 2,400 customers who subscribe to its DTNstant(R) information service which provides instant futures and options quotations from the major commodity exchanges, commercial grain news, export basis information, weather information and general agricultural market information. DTN also offers other information services serving the agriculture industry as well as other industries.

KRF owns and operates a satellite information transmission system and a phone-line based transmission system that provides its subscribers with access via electronic transmission to various types of information services. KRF has approximately 2,900 customers who subscribe to its CommodityCenter platform.


KRF and DTN desire to enter into an agreement providing for (i) the purchase by DTN of certain assets of KRF relating to KRF Subscribers, (ii) the continuation of the provision of information services to the KRF Subscribers during transition, (iii) the conversion of the KRF Subscribers to information services provided over the DTN System, (iv) the delivery and non exclusive license of certain information by KRF to DTN for dissemination by DTN over the DTN System and (v) other related matters.


NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein shall have the meanings ascribed to them elsewhere in this Agreement and as follows:

         "Affiliate" means a Person who directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with another Person. Control means owning 20% or more of the voting interest.

         "Base  Services"  means  collectively  the  DTNstant  Service  and  KRF
         Services.

         "Base Service Fees" means the Fees Earned during the Service Period for Base Services; provided, however, such fees shall not include any Fees

         Earned by DTN from subscribers to Base Services (i) for one-time installation fees to the extent such fees do not exceed a reasonable third party equivalent cost, (ii) for sales, use, privilege, excise, property or other taxes assessments or governmental charges or (iii) for the first $7,500 per month of Optional Service fees. For the avoidance of doubt any Optional Service fees in relation to Base Services in excess of $7,500 per month in relation to Base Services plus Limited Services will be included as part of Base Service Fees.

         "Closing" means the time at which the parties hereto consummate the sale of the Purchased Assets (as defined in Section 2) which Closing shall take place on the date KRF and DTN deliver to the other party the assets listed in Sections 4, 5(a) and 5(b) but shall be no later than July 31, 1995 or such later date as the parties hereto shall agree.

         "CommodityCenter" means the standalone, custom designed, low cost, computer system capable of receiving KRF Information.

         "CommodityCenter  Digital  Data Feed" means that part of the KRF System
         and  KRF  Land-Line  System  needed  to  service  the   CommodityCenter
         platform.

         "Conversion Period" means the period commencing on the Effective Date and ending on December 31, 1996.

         "Converted Subscribers" means those KRF Subscribers who have allowed DTN to replace some or all of the KRF Equipment with DTN's equipment and provide any DTN Service over the DTN System at any time during a period of 24 months from the Effective Date, irrespective of whether they are still a DTN subscriber at the end of that period.

         "Customer Contracts" means the contracts or agreements associated with the KRF Subscribers listed in Exhibit "A".

         "DTN Subscription Agreements" mean those written contracts entered into by DTN with subscribers to any DTNstant Service or any DTN service containing KRF Information.

         "DTNstant Service" means collectively the DTNstant(R) information service and those information services of DTN which provide Real-Time commodity information from the agricultural, energy, lumber, metals, softs or transport industries. The DTNstant Service does not include existing or future DTN information services which do not provide Real-Time commodity information from the agricultural, energy, lumber, metals, softs or transport industries or any information supplied by KRF, such as, by way of illustration only, the DTN Wall Street(R) and DTNergy(R) information services. DTNergy shall only be excluded if the product contains no KRF Information and no Real-Time information other than New York Mercantile Exchange ("NYMEX").

         "DTN System" means the information transmission system related to various types of DTN information services.

         "Effective Date" means 12:01 a.m. on the day immediately after Closing.

         "FAP Information Package" means KRF's complete or substantially complete existing information package known as the Full Agricultural Package which includes news and statistical information on the following categories: Agriculture, Economics, General, Grains, Livestock and Soya and Textiles; provided, however, KRF reserves the right to modify the content of the FAP Information Package as commercially reasonable so long as the benefit to DTN under this Agreement is not materially impaired thereby.


         "Fees Earned" means earned revenue of DTN as determined in accordance with accounting policies and procedures regularly followed by DTN in the preparation of its financial statements but in accordance with this Agreement.

         "KRF Equipment" means all of the equipment in the possession of the KRF Subscribers used to obtain and operate the KRF Services except for the equipment owned by KRF Subscribers.


         "KRF Information" means collectively all information and data included in the FAP Information Package to be transmitted as part of the KRF Services and any other information packages currently provided to KRF Subscribers as detailed in Exhibit G or any other information supplied by KRF at a later time but excluding all weather information and information unrelated to the agriculture, energy, lumber, metals, softs or transport industries.

         "KRF Land-Line System" means the Land-Line (dedicated telephone line) transmission system related to the CommodityCenter platform.

         "KRF Optional Services" means those information services where all or a portion of the KRF Information is offered as an optional package and DTN has an obligation to charge a separate fee for such services and share such fees with KRF.

         "KRF Services" means all CommodityCenter platform services related to KRF Subscribers pursuant to Customer Contracts, including but not limited to information services and electronic mail services.

         "KRF Services Business" means the business of providing KRF Services as conducted by KRF prior to the date of this Agreement.


         "KRF Subscribers" means customers who subscribe to the CommodityCenter platform as listed in Exhibit A.


         "KRF System" means the KRF satellite transmission system related to the CommodityCenter platform.

         "Limited Services" means those information services offered by DTN which do not provide Real-Time commodity information from the agriculture, energy, lumber, metals, softs or transport industries or any information supplied by KRF but do provide any Real-Time commodity quotations from the agriculture, energy, lumber, metals, softs or transport industries.

         "Limited Service Fees" means the Fees Earned during the Service Period for Limited Services; provided, however, such fees shall not include any Fees Earned by DTN from subscribers to Limited Services (i) for one time installation fees provided such fees do not exceed a reasonable third party equivalent cost , (ii) for sales, use, privilege, excise, property or other taxes, assessments or governmental charges or (iii) for the first $7,500 per month of Optional Service fees. For the avoidance of doubt any Optional Service fees in relation to Limited Services in excess of $7,500 per month in relation to Limited Services plus Base Services will be included as part of Limited Service Fees.


         "Optional Services" means those information services provided by Third Parties and offered as an optional package and DTN has a contractual obligation to charge a separate fee for such services and share such fees with the Third Parties.

         "Purchased Equipment" means those items of KRF Equipment consisting of satellite dish, antennae and mounts, cables, color monitors, keyboards, accessories and printers (specifically excluding LNB and data receivers) which are in the possession of Converted Subscribers and are compatible with and may be used in the DTN System without alteration or modification other than normal field adjustments.

         "Purchased Equipment Value" means KRF's net book value of the Purchased Equipment as of January 1, 1995, determined from the schedule of KRF's net book value of all KRF Equipment attached as Exhibit "D" to this Agreement, subject to adjustment as provided in Subsection 4(b).

         "Person" means any individual, business trust, corporation, joint stock company, limited liability company, association, partnership or other un-incorporated organization, trust or governmental authority.


         "Quote Information" means U.S. commodity exchange quotations from the agriculture, energy, lumber, metals, softs or transport industries .

        "Real-Time" means any KRF supplied information and/or continuously updating Quote Information which does not constitute delayed Quote Information under the relevant exchange contract terms and conditions.


         "Service Period" means the period commencing on the Effective Date and ending on the last day of the calendar year designated by either party in a written notice to the other party at least 180 days prior to such designated date; provided such designated date shall not be earlier than December 31, 2000 and may be extended as provided in Subsection 23(c).

         "Territory" means collectively the United States of America and Canada.

         "Third Party" means any Person unrelated to either KRF or DTN.

2. Agreement to Purchase. Upon the terms and subject to the conditions contained herein, KRF shall sell and transfer to DTN and DTN shall purchase and acquire from KRF, at the Closing, certain assets of KRF used in the KRF Services Business as of the Closing (which assets are hereinafter collectively called the "Purchased Assets"), described as follows:

         (a)      The Purchased Equipment;

         (b)      All rights of KRF under the Customer Contracts;


         (c) All rights of KRF under contracts or agreements listed on Exhibit "B" attached hereto, relating to the KRF Services Business which DTN reasonably require to perform its obligations under the Agreement; provided that KRF shall not transfer those rights, if any, under such contracts and agreements relating to KRF activities other than KRF Services Business;

         (d) All warranties held by KRF with respect to the Purchased Assets to the extent that such warranties are assignable or KRF will provide the warrantee service; and

         (e) All of KRF's customer lists, records, engineering data, equipment lists, parts lists, data and telephone numbers relating to the KRF Services Business. To the extent that any of the above-listed items are not easily separable from similar items of KRF that are not related to the KRF Services Business, KRF shall retain possession of the originals of such items and DTN shall be permitted to copy the portions of such items which DTN deems necessary. Within thirty (30) days after Closing KRF shall execute a license agreement in favor of DTN in the form of Exhibit "C" attached hereto, granting to DTN the right to review, copy, use, disclose and sub-license all such items relating to the KRF Services Business which remain in the possession of KRF after the Closing.

KRF shall retain the specific right to use any list, data or other information transferred to DTN as part of the Purchased Assets.

3.       Liabilities.

         (a) DTN shall assume, agree to pay, and discharge when due the following debts, obligations and liabilities of KRF:


                  (i) All obligations of KRF under the Customer Contracts related to the KRF Service or Subscribers set forth in Exhibit "A" with respect to the period from and after the Effective Date;

                  (ii) All obligations of KRF associated with the contracts and agreements listed on Exhibit "B" with respect to the period from and after the Effective Date;

                  (iii) All obligations associated with any payments required to be made to third parties in relation to the Customer Contracts which shall include, but shall not be limited to, fees payable to exchanges and third party providers of Optional Services and any taxes and governmental charges, with respect to the period from and after the Effective Date;

                  (iv) All obligations of KRF, excluding any outstanding lease commitments, associated with the Purchased Equipment from and after the Effective Date; and.


         (b) DTN and KRF agree that DTN is not assuming and shall have no responsibility for any of the debts, obligations or liabilities of KRF relating to the KRF Services Business arising prior to the Effective Date all of which shall remain the responsibility of KRF. KRF shall retain the right to deal with its obligations as it deems appropriate.

4.       Purchase Price.


         (a) The purchase price (the "Purchase Price") for the Purchased Assets identified in Section 2 and the restrictive covenants contained in Section 10 shall be the sum of Three Million Dollars ($3,000,000) plus the Purchased Equipment Value. DTN and KRF will mutually agree upon the allocation of the Purchase Price among the Purchased Assets and such restrictive covenants at the Closing. DTN and KRF shall each prepare IRS Form 8594 in accordance with such allocation and timely file such form with the Internal Revenue Service in accordance with applicable IRS procedures and U.S. Treasury regulations.

         (b) At Closing, KRF shall compute an estimate of the Purchased Equipment Value using KRF's equipment records and based upon the assumptions that all KRF Subscribers on the date of Closing will be Converted Subscribers and that those items of KRF Equipment in their possession which are eligible to be Purchased Equipment qualify as Purchased Equipment. The actual Purchased Equipment Value will be determined at the end of the Conversion Period by reference to the total number of Converted Subscribers.

         (c) At Closing, DTN shall pay to KRF by wire transfer of immediately available funds the sum of One Million Five Hundred Thousand Dollars ($1,500,000) plus one-half of the estimated Purchased Equipment Value. DTN shall pay to KRF by wire transfer of immediately available funds on the one year anniversary of the Closing the sum of One Million Five Hundred Thousand Dollars ($1,500,000). The remainder of the Purchase Price which shall equal the actual Purchased Equipment Value minus one-half the estimated Purchase Equipment Value which shall have been paid previously, shall be paid by DTN to KRF by wire transfer of immediately available funds on the last day of the Conversion Period.


5.       Closing.

         (a) At Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, KRF shall, in form and substance reasonably satisfactory to DTN and its counsel and to the extent reasonably practicable:

                  (i) Deliver to DTN on magnetic media, if available, the billing and account receivable database associated with the KRF Services Business; and

                  (ii) Deliver or provide access to DTN on magnetic media, if available, at the date of Closing, all drafts, microfiche, microfilm, records, data, input forms, computer transaction sheets and all other similar information or materials relating to the servicing of Customer Contracts, provided that in lieu of delivering any of the foregoing items which are not easily separable from other assets of KRF, KRF may deliver to DTN a license agreement in favor of DTN in the form of Exhibit "C" granting to DTN the right to review, copy, use, disclose and sub-license such items.

         (b) At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, DTN shall deliver to KRF such assumptions or undertakings as may be reasonably necessary to evidence DTN's agreement and obligation to pay, discharge and satisfy the liabilities and obligations of KRF to be assumed by DTN pursuant to Subsection 3(a) hereofin form and substance satisfactory to KRF and its counsel.

         (c) As soon as reasonably practical but no later than thirty (30) days after Closing or such later date mutually agreed between the parties on a case by case in addition to any other documents specifically required to be delivered pursuant to this Agreement, KRF shall, inform and substance satisfactory to DTN and its counsel:

                  (i) Deliver to DTN such deeds, bills of sale, endorsements, assignments, other good and sufficient instruments of sale, assignment, conveyance and transfer as shall be required and where available to effectively vest in DTN all of KRF's right, title and interest in and to all of the Purchased Assets, free and clear of all liens, charges, claims, encumbrances and equities except as otherwise disclosed in this Agreement;

                  (ii) Deliver to DTN all KRF consents to the assignment to DTN of each contract, agreement, commitment, Customer Contract or other undertaking comprising a part of the Purchased Assets that requires such consent;

                  (iii) Deliver to DTN executed originals of all of the Customer Contracts, all amendments thereto and all extensions and renewals thereof;

                  (iv) Deliver or provide access to DTN all data, documents, information or materials, if any, theretofore delivered by customers to KRF which are required by Customer Contracts to be returned upon expiration or termination of such contracts;


                  (v) Deliver or provide access to DTN on magnetic media, if available, at the date of Closing, all drafts, microfiche, microfilm, records, data, input forms, computer transaction sheets and all other similar information or materials relating to the Purchased Equipment and the maintenance thereof; and

                  (vi) Deliver to DTN executed originals of all contracts and agreements set forth on Exhibit "B" together with all data, documents, information or materials in KRF's possession relating to such contracts and agreements.

         (d) As soon as reasonably practical but no later than thirty (30) days after Closing or such later date mutually agreed between the parties on a case by case in addition to any other documents specifically required to be delivered pursuant to this Agreement, DTN shall provide to KRF access to all DTN services to provide KRF with the ability to view the KRF Information provided in DTN services in a form and substance satisfactory to KRF and its counsel.

6.       Other Documentation.

         (a) From time to time after the Closing, without further consideration, KRF shall execute and deliver all such other instruments of sale, assignments, conveyances and transfers and shall take all such other actions as are reasonable to more effectively transfer to and vest in DTN and to put DTN in possession of, any of the Purchased Assets.

         (b) From time to time after the Closing, without further consideration, DTN shall execute and deliver all such other instruments of assumption and shall take all such other actions as are reasonable to more effectively assume the obligations to pay, discharge and satisfy the liabilities and obligations assumed by DTN pursuant to Subsection 3(a) hereof.

         (c) From time to time after the Closing, without further consideration, KRF shall deliver or provide access to DTN customer service files of KRF relating to the Customer Contracts, all notices, claims, correspondence, performance standard reports and other documents, data, information and materials relating to the Customer Contracts, which are in KRF's possession, provided that in lieu of delivering any of the foregoing items which are not easily separable from other assets of KRF, KRF may deliver to DTN a license agreement in favor of DTN in the form of Exhibit "C" granting to DTN the right to review, copy, use, disclose and sub-license such items;

7. Representations and Warranties of KRF. Subject to and except for the information which is set forth in a list of exceptions, identified by the section to which they pertain and contained in a schedule attached hereto as Exhibit "E" and signed for identification on behalf of DTN and KRF, KRF represents and warrants to DTN that:


         (a) KRF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (b) KRF has all requisite corporate power and authority to own, lease and operate its assets and to carry on the KRF Services Business as now being conducted;

         (c) This Agreement constitutes a valid and legally binding agreement, enforceable against KRF in accordance with its terms and the execution and delivery of this Agreement by KRF and the consummation of the transactions contemplated hereby have been duly authorized by a duly appointed representative;

         (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or breach or conflict with or constitute a default under, any of the terms or provisions of KRF 's Certificate of Incorporation or By-Laws or, to KRF 's knowledge, any contract or agreement to which KRF is a party or by which it is bound (and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, or default) or any law, judgment, decree, order, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, or any arbitration decision, applicable to DTN or to any of its properties or assets, (ii) knowingly result in the creation of any security interest, claim, lien, charge or encumbrance upon any of the property of KRF, (iii) knowingly terminate or result in the termination of any agreement to which KRF is a party or (iv) knowingly in any way affect or violate the terms or conditions of or result in the cancellation, modification, revocation or suspension of any of the licenses, approvals, permits or authorizations required by KRF for the conduct of the KRF Services Business;

         (e) KRF has, to the best of KRF's knowledge, performed all of the obligations required to be performed by it under any lease, contract, commitment, distributor agreement or arrangement of any kind relating to the KRF Services Business; and neither KRF nor, to the knowledge of KRF, any other party, is in default under any lease, contract, commitment, distributor agreement or arrangement of any kind relating to the KRF Services Business. To the best of knowledge of KRF, no event has occurred which, after the giving of notice or the lapse of time or otherwise, would constitute a default under, or result in a breach of, any lease, contract, commitment, distributor agreement or arrangement to which KRF is a party or by which KRF is bound and which relates to the KRF Services Business;

         (f) KRF has good and marketable title to all of the Purchased Assets free and clear of any security interests, claims, liens, charges or encumbrances whatsoever;

         (g) KRF has maintained and will continue to maintain until the Closing insurance on its assets and business operations, including but not limited to public liability insurance, of the kinds and in the amounts customarily carried by responsible companies of the size of KRF engaged in a business similar to that of KRF;


         (h) With respect to the Customer Contracts, KRF represents and warrants to DTN that:

                  (i) KRF is the contracting party that provides the services under each of the contracts, KRF has full right and power and is not restricted in assigning to DTN all of the rights of the service provider set forth in the contracts and such contracts are not subject to termination or re-negotiation as a result of their assignment to DTN;

                  (ii) The contracts and amendments constitute all of the current agreements of KRF relating to the performance of services offered by the KRF Services Business;

                  (iii) KRF has delivered to DTN correct and complete copies of all of the contracts and all amendments thereto and all extensions and renewals thereof;

                  (iv) KRF has, to the best of KRF's knowledge, received no written notices of any warranty, indemnity or other claims by customers under the contracts which have not been settled to the satisfaction of the customer claimant, except of an insignificant nature;

                  (v) No enhancements to services have been promised by KRF to its customers;

                  (vi) KRF has, to the best of KRF's knowledge, received no written notice of default from any customer under any of the contracts, except of an insignificant nature; and

                  (vii) KRF has, to the best of KRF's knowledge, received no notice of the filing by any customer of a petition in bankruptcy, assignment for the benefit of creditors, a petition seeking reorganization, composition, liquidation, dissolution or similar arrangement or the appointment of a trustee, conservator, receiver or similar fiduciary for any customer or for substantially all of a customer's assets, except as disclosed on Exhibit "A", except of an insignificant nature.

                  (i) No consent, approval, or authorization of, or filing with, any governmental authority on the part of KRF is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except as provided in this Agreement; and


         (j) KRF, to the best of KRF's knowledge, is not a party to any contract, lease or agreement, which would prevent DTN's or KRF's performance under this Agreement except the Customer Contracts and those contracts and agreements listed on Exhibit "B" attached hereto.

8.       Representations of DTN.  DTN represents and warrants to KRF that:

         (a) DTN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (b) DTN has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated by this Agreement and to fulfill its obligations under this Agreement;

         (c) This Agreement has been duly executed and delivered by DTN and constitutes a valid and legally binding agreement enforceable against DTN in accordance with its terms;

         (d) The execution and delivery of this Agreement by DTN and the performance of its obligations hereunder are not in violation or breach of, and do not conflict with or constitute a default under, any of the terms or provisions of DTN's Certificate of Incorporation or By-Laws or, to DTN's knowledge, any contract or agreement to which DTN is a party or by which it is bound (and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, or default) or any law, judgment, decree, order, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, or any arbitration decision, applicable to DTN or to any of its properties or assets; and

         (e) No consent, approval or authorization of, or filing with, any governmental authority on the part of DTN is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except as provided in this Agreement.

         (f) Any customer information provided by KRF to DTN as part of this Agreement will be held in confidence by DTN where such information may be considered by the customer or by law as confidential information.

9. Absence of Brokers. Each of the parties hereto represents to the other that it has not retained or incurred any liability to any other Person, for a broker's, finder's or agent's fee for services rendered in connection with the transactions contemplated by this Agreement; and each of the parties hereto agrees to indemnify the other against and to hold the other harmless from any claim made by any Person, claiming to have been employed by such party as a broker, finder or agent in connection with the transactions contemplated by this Agreement.

         10.      Restrictive Covenants.


         (a) KRF agrees that during the Service Period KRF shall not directly or indirectly in the United States of America permit the distribution or transmission of the FAP Information
                  Package via any electronic platform delivering Real-Time commodity quotations; provided, however, that nothing in this Agreement shall preclude KRF from:

                  (i) Offering the FAP Information Package or any information service where the customer pays a total fee or charge in excess of a monthly equivalent of $800 (excluding exchange fees) per customer;

                  (ii) Offering the FAP Information Package or any information service where the customer pays a total fee or charge in excess of a monthly equivalent of $250 (excluding exchange fees) per monitor receiving the service;

                  (iii) Offering the FAP Information Package or any information service to customers of KRF who receive the information service using their own computer hardware or software, until such time as DTN's datafeed is compatible with such customer's computer hardware and software and the customers agree to convert to DTN's datafeed. The terms and conditions for DTN to serve certain KRF datafeed customers will be included in a separate addendum to this Agreement;

                  (iv)     Offering   the  FAP   Information   Package   or  any
                           information service of a dial-up, non- real-time, print or other intermittent nature; or

                  (v)      Providing  KRF  Services  in   accordance   with  the
                           provisions of this Agreement.

         KRF shall be deemed to be engaged in a restricted activity if any of its officers, directors, employees or Affiliates shall engage in any restricted activity either directly or indirectly, whether for their own account or for that of any other Person and whether as a shareholder, partner or investor possessing any ownership interest in any such Person, or as principal, agent, proprietor, consultant or in any other capacity.


         (b) KRF agrees that during the Service Period neither KRF nor its Affiliates shall, directly or indirectly, solicit any of DTN's subscribers to the DTNstant Service existing as of the Effective Date or any of the KRF Subscribers for the purpose of obtaining their trade in the business of providing any of the KRF Services except where DTN is not able to provide the subscriber with the delivery platform or information it requires.


         (c) If any court having jurisdiction at any time hereafter shall hold any of such restrictive covenants to be unenforceable or unreasonable as to its scope, territory or period of time, and if such court in its judgment or decree shall declare or determine the scope, territory or period of time which such court deems to be reasonable, then such scope, territory or period of time, as the case may be, shall be deemed automatically to have been reduced to that declared or determined to be reasonable by such court. Notwithstanding the foregoing, if any clause or provision of this Section 10 shall be unenforceable, then such clause or provision shall be deemed to be deleted from this Section 10, but every other clause and provision shall continue in full force and effect. These covenants are an integral part of the transactions contemplated by this Agreement and DTN would not have entered into this Agreement in the absence of such covenants. DTN and KRF agree that although a portion of the Purchase Price
                  provided   for  in  this   Agreement   is  allocated  to  such
                  restrictive

                  covenants, such allocation does not in any way reflect the damages which would accrue to DTN in the event of any breach of such restrictive covenants.

         (d) KRF acknowledges that the agreements contained in this Section 10 are reasonable and necessary in order for DTN to receive the benefits which are intended to accrue to DTN from the transactions contemplated by this Agreement and that any breach thereof will result in irreparable injury to DTN for which DTN has no adequate remedy at law. KRF therefore agrees that, in the event KRF breaches any of the agreements contained in this Section 10, DTN shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order, (ii) preliminary and permanent injunctive relief, (iii) an equitable accounting of all profits or benefits arising out of such breach and (iv) direct, incidental and consequential damages arising from such breach. Such rights or remedies shall be cumulative and in addition to any other rights or remedies to which DTN may be entitled.

11. KRF's Employees. Unless DTN so desires, which determination shall be made within thirty (30) days after Closing, DTN shall have no obligation to hire any employees of KRF and KRF shall be responsible for any and all obligations to any and all of its employees, including but not limited to any salaries, bonuses, vacation pay, retirement benefits, sick pay, insurance premiums, severance pay and other fringe benefits.

12.      Indemnification by KRF.

         (a) Except for those debts, obligations and liabilities expressly assumed by DTN pursuant to Subsection 3(a) hereof, DTN is not assuming and shall have no responsibility for any of the debts, obligations or liabilities of KRF, all of which shall remain the responsibility of KRF and KRF hereby agrees to indemnify and hold DTN harmless from any loss, liability, damage, cost or expense (including but not limited to reasonable attorneys' fees) ("Damages") arising by reason of KRF's nonpayment or nonperformance of any such debts, obligations or liabilities not expressly assumed by DTN.

         (b) KRF agrees that all claims received by DTN relating to the KRF Services Business which are received by DTN after the Closing, but which relate to the time period prior to the Closing, including any fees or penalties which must be paid, shall be the responsibility of KRF and that KRF, but not DTN, can make any adjustments KRF deems appropriate to adjust such claims.

         (c) KRF shall indemnify and hold DTN harmless from any Damages arising by reason of any claim of any customer of KRF based upon any action or omission to act by KRF prior to the Closing.

         (d) KRF agrees to indemnify DTN against any Damages incurred or sustained by DTN as a result of (i) any breach of this Agreement by KRF, (ii) any material inaccuracy in any of the representations or warranties made by KRF in this Agreement or
                  (iii) any material inaccuracy or misrepresentation in any certificate or other document or instrument delivered by KRF in accordance with the provisions of this Agreement.

         (e) KRF agrees to indemnify DTN against any Damages arising by reason of non-compliance by KRF with the Bulk Sales provisions of the Uniform Commercial Code or any equivalent statute of any state or other jurisdiction, as they relate to the sale of the Purchased Assets.

         13.      Indemnification by DTN.

         (a) DTN hereby agrees to indemnify and hold KRF harmless from any Damages arising from the liabilities assumed by DTN pursuant to section 3(a).

         (b) DTN agrees that all claims relating to the KRF Services Business which are received by DTN or KRF after the Closing, and which relate to the time period after the Closing, including any fees or penalties which must be paid, shall be the responsibility of DTN and that DTN, but not KRF, can make any adjustments DTN deems appropriate to adjust such claims.

         (c) DTN shall indemnify and hold KRF harmless from any damages arising by reason of any claim of any customer of DTN or any information provider or any other third party provider of equipment, software or services which relate to the time period after the Closing, except that such indemnity shall not relate to any loss, damage, cost, claim or expense arising solely from content or information created solely by KRF or arising solely from the negligence or willful misconduct of KRF or its appointed gents or representatives.


         (d) DTN agrees to indemnify KRF against any damages incurred or sustained by KRF as a result of (i) any breach of this Agreement by DTN, (ii) any material inaccuracy in any of the representations or warranties made by DTN in this Agreement or
                  (iii) any material inaccuracy or misrepresentation in any certificate or other document or instrument delivered by DTN in accordance with the provisions of this Agreement.


14.      Taxes; Prorating.

         (a) The parties agree that all sales and other similar taxes (not including state or federal income taxes) payable in connection with the transfer of the Purchased Assets shall be paid by DTN.

         (b) The parties agree that all property taxes, annual license fees and any other similar annual levies or assessments due, whenever assessed, as a result of the ownership or operation of any of the Purchased Assets shall be prorated between DTN and KRF, with KRF to have the liability for said taxes, fees and assessments before the Effective Date and DTN to have the liability for said taxes, fees and assessments from and after the Effective Date. Within thirty (30) days after Closing, KRF will provide to DTN an estimate of all such taxes, fees and assessments payable for the period beginning on the Effective Date and ending as of the end of the current fiscal period for each collecting authority and shall make available to DTN copies of all assessments, notices and related documents.


         (c)      KRF agrees to pay to DTN within thirty (30) days after Closing
                  (i) all prepaid fees of any kind received by KRF pursuant to the Customer Contracts which accrue on or after the Effective Date and (ii) all deposits of money held by or on behalf of KRF pursuant to the Customer Contracts.

15. NON-ASSIGNABLE RIGHTS. Despite anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign any contract, order, commitment, license or right if an assignment or attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of KRF thereunder or hereunder unless such consent is obtained. If any such consent is not obtained or if an attempted assignment would be ineffective and would materially affect KRF's rights thereunder, so that DTN would not in fact receive all such rights, the parties agree to cooperate in any reasonable arrangement designed to assure that DTN shall have all the benefits, rights, obligations and duties under such contracts, orders, commitments, licenses and rights.

16. CONFIDENTIAL AGREEMENT OF THE PARTIES. The terms and conditions of this Agreement are and shall remain and be kept completely confidential by the parties hereto, their employees, agents and legal counsel. Except as required by law, regulations or auditing requirements, the terms of this Agreement shall not be disclosed to any third person by either party without the prior written consent of the other. There should be discussion or disclosure of the existence or details of this Agreement except as absolutely required in preparation for Closing, prior to Closing. In addition, no press release shall be issued by either party without the prior written consent of the other party , which consent shall not be unreasonably withheld.

17. CONDUCT AND TRANSACTIONS OF KRF PRIOR TO CLOSING. From the date of this Agreement until the Closing, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by DTN:

         (a) KRF will keep the KRF Services Business and organization intact and will not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted and KRF will use its best efforts to keep available the services of its officers, employees and agents and to maintain the goodwill and reputation associated with the KRF Services Business;

         (b) KRF will not make any change in its articles of incorporation or By-Laws, which would preclude, hinder, interfere with or otherwise impair the ability of KRF to perform its obligations pursuant to this Agreement and consummate the transactions contemplated hereby;

         (c) KRF will exercise its best efforts to maintain the Purchased Assets, tangible or intangible, in good operating condition and repair and take all steps necessary to keep its operations functioning as they presently are;

         (d) KRF will not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, any of the Purchased
                  Assets other than in the ordinary and usual course of its business consistent with the representations and warranties of KRF contained herein and not in breach of any of the provisions of this Section 17;

         (e) KRF shall not encumber or permit to be encumbered any of the Purchased Assets; and

         (f) KRF shall not do, or cause to be done, any act or suffer, or cause to be suffered, any omission which would cause to be breached, or might result in a breach of, any of the representations, warranties or covenants of KRF contained herein if the same were made anew immediately after any such act or omission.


18. Conditions Precedent to DTN's Obligations. Each of the agreements of DTN to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived, in whole or in part, in writing, by DTN:

         (a)      Each of the representations and warranties of KRF set forth in
                  Section 7 hereof shall be true and correct both on the date hereof and on the date of the Closing as if made at that time, except insofar as changes contemplated by this Agreement have occurred after the date hereof;

         (b) KRF shall have performed and complied with all agreements, undertakings and obligations which are required to be performed or complied with by it at or prior to the Closing; and

         (c) At the Closing, KRF shall have delivered to DTN all of the items required to be delivered under Subsection 5(a) of this Agreement.

19. Conditions Precedent to KRF's Obligations. Each of the agreements of KRF to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived, in whole or in part, in writing, by KRF:

         (a) The representations and warranties of DTN set forth in Section 8 of this Agreement shall be true and correct both on the date hereof and on the date of the as if made at that time, except insofar as changes contemplated by this Agreement have occurred after the date hereof;

         (b) DTN shall have performed and complied with all agreements, undertakings and obligations as are required to be performed or complied with by it at or prior to the Closing; and

         (c) At the Closing, DTN shall have delivered to KRF all of the items required to be delivered under Subsection 5(b) of this Agreement.


20. Risk of Loss. KRF shall bear all risk of loss prior to the Closing and DTN shall bear all risk of loss after the Closing with respect to the tangible personal property being sold by KRF to DTN pursuant to this Agreement. In the event of significant loss in the Purchased Equipment between Execution and prior to Closing, DTN and KRF may agree to an equitable adjustment in the Purchase Price or if there is a loss of a material portion of the Purchased Equipment being purchased by DTN between Execution and prior to Closing, either DTN or KRF may elect to terminate this Agreement.

21. Conversion of KRF Subscribers. No conversion or other contact of KRF customers may be made prior to the beginning of the Conversion Period.

         (a) KRF Subscribers presently receive KRF Services via both the KRF System and the KRF Land-Line System. During the Conversion Period, KRF shall continue to transmit the applicable KRF Information to those KRF Subscribers receiving services on the KRF Land-Line System in compliance with their Customer Contracts and DTN will reimburse KRF for the cost of the land-lines and any other clearly identifiable and documented costs that KRF would otherwise not incur if the KRF Subscribers had been converted to the DTN System.

         (b) Prior to March 31, 1996, DTN will install at DTN's expense, in the KRF Equipment of each KRF Subscriber using the KRF System replacement parts and other equipment necessary to enable such subscribers to receive the applicable KRF Information using the KRF Equipment via a datafeed transmitted over the DTN System (the "Installation"). Prior to the Installation for each such subscriber, KRF shall continue to transmit over the KRF System the applicable KRF Information to such subscriber in compliance with its Customer Contract. DTN will reimburse KRF for any clearly identifiable and documented costs associated with this continued support that KRF would otherwise not incur if the KRF Subscriber had been converted to the DTN System. After the Installation but before the Conversion (as defined in Subsection 21(c)) for each such subscriber, such subscriber shall receive the applicable KRF
                  Information using the KRF Equipment and DTN's satellite transmission of the KRF Information furnished to DTN pursuant to Section 22.

                  Notwithstanding  the foregoing  provisions of this  subsection
                  (b), DTN may forego the Installation for any KRF Subscriber if the Conversion of such subscriber is completed prior to March 31, 1996.

         (c) During the Conversion Period, DTN will replace some or all of the KRF Equipment with equipment necessary to enable each KRF Subscriber to obtain the applicable KRF Information via the DTN System without use of any KRF Equipment other than Purchased Equipment (the "Conversion"). Upon completion of each Conversion, DTN will cause to be delivered to KRF, in proper packaging to be furnished by the Converted Subscriber or KRF, the KRF Equipment known by DTN to be in the possession of the Converted Subscriber other than Purchased Equipment. DTN will complete the Conversion of all KRF Subscribers by the end of the Conversion Period.

         (d) Prior to the Effective Date, KRF shall at its expense maintain and replace the KRF Equipment as required by the Customer Contracts. After the Effective Date, DTN shall at its expense maintain and replace the Purchased Equipment as required by the Customer Contracts. In addition, during the Conversion Period, until returned to KRF as provided in Subsection 21(c), DTN shall at its expense maintain and replace the KRF Equipment that is not Purchased Equipment; provided, however, without further consideration, KRF shall from time to time at DTN's expense as requested by DTN during the Conversion Period furnish to DTN the tools, parts, supplies and replacements necessary to service and maintain such equipment in proper working order. In addition, KRF shall allow DTN reasonable access to qualified personnel of KRF for the purpose of assisting DTN's customer service representatives, field technicians and engineers in maintaining uninterrupted service to KRF Subscribers as provided in this Agreement. KRF also shall make available to DTN prior to the Effective Date, up to two hundred and fifty (250) or such other lower number based on KRF current inventory levels as KRF shall determine, Valley Receivers of the type included in the KRF Equipment to which DTN will at its expense install replacement parts necessary for such receivers to receive the KRF Information to be transmitted over the DTN System. These supplemental Valley Receivers will be used by DTN to facilitate the Installations referred to in Subsection 21(b). KRF authorizes DTN to install such replacement parts in the Valley Receivers and DTN further agrees to return such Valley Receivers in the same condition as delivered to DTN, fair wear and tear accepted. Any such KRF receivers not returned to KRF by 01 April 1996 will be charged to DTN at their net book value as of 01 January 1996. As of the Effective Date, without further consideration, KRF agrees to provide at a time mutually convenient to both parties at DTN's facility in Omaha, Nebraska, up to seventy (70) hours of in-house customer service and field technician training on how to handle inquiries from KRF Subscribers, troubleshoot and service and maintain the KRF Equipment. Any training requirements above and beyond the initial seventy (70) hours will be charged to DTN at full cost.

         (e) During the Conversion Period, without further consideration, KRF agrees to cooperate with DTN to convert all KRF Subscribers from the KRF System or KRF Land-Line System, as applicable, to the DTN System; provided, however, KRF shall not be required to incur significant out-of-pocket expenses, except as specifically provided in this Agreement. Prior to the Effective Date, DTN and KRF will prepare a letter to be sent from KRF to all KRF Subscribers explaining the conversion to the DTN System and informing the KRF Subscribers that your KRF Information will now be provided on the DTN System. Such letter is to be accompanied by promotional materials furnished by DTN and delivered at times designated by DTN. The content of such letter shall be mutually agreeable to DTN and KRF. DTN will be responsible for assembly of such mailing and will pay the postage charges.

         (f) As an accommodation to DTN, without further consideration, KRF will bill KRF Subscribers for all services which are to be billed for the first full month following the Effective Date pursuant to the Customer Contracts and receive on behalf of

                  DTN all payments relating to the accounts receivable of DTN generated from such billings. DTN will offset against the payments next becoming due to KRF pursuant to Section 23, the amounts of the payments received from time to time by KRF with respect to such accounts receivable of DTN. KRF shall not have any obligations with respect to such receivable, except to have the amounts received credited to DTN as mentioned above and KRF does not to any extent whatsoever guarantee the collection or collectibility of such receivable, which shall remain the exclusive property of DTN. DTN shall remit to KRF, upon receipt, any payments received by DTN from KRF Subscribers which represent payment for KRF Services rendered prior to the Effective Date; provided, however, DTN shall not have any obligations with respect to KRF's accounts receivable, except to remit the amounts received as mentioned in this sentence and DTN does not to any extent whatsoever guarantee the collection or collectibility of such receivable, which shall remain the exclusive property of KRF. DTN shall be responsible for billing and collecting all fees due from KRF
                  Subscribers for all periods after the first month following the Effective Date.

         (g) KRF shall permit DTN to keep and maintain, at DTN's expense, for a period no longer than six months from the Closing and involving no more than three employees at any one time, employees (to be designated by DTN) at KRF's principal place of business for the purpose of familiarizing themselves with the KRF Services Business.

22.      KRF Information; License.


         (a) KRF agrees to provide all of the KRF Information to DTN during the Service Period as provided in this Agreement. The KRF Information shall be furnished to DTN, to enable DTN to broadcast the KRF Information over the DTN System to the KRF Subscribers in compliance with their Customer Contracts and to DTNstant subscribers and DTN shall reimburse KRF for any clearly identifiable costs. Such costs to be mutually agreed between the parties.


         (b) KRF will provide the equipment described on Exhibit "F" which is necessary for KRF to provide to DTN by telecommunications lines and support equipment, the DTN Information so that DTN can directly input the KRF Information onto the DTN System. KRF will provide the KRF Information to DTN in the format described on Exhibit "F".

         (c) KRF hereby grants to DTN a license to sell and broadcast the KRF Information to the KRF Subscribers and all present and future subscribers to the DTNstant Service within the Territory during the Service Period upon the terms and conditions described in this Agreement KRF further grants to DTN a license to make available to subscribers of DTN services, other than the DTNstant service, the KRF Information as a KRF Optional Service at a fee to be mutually agreed between the parties.

         (d) KRF assumes full responsibility for the content of the KRF Information delivered to DTN or KRF Subscribers pursuant to the terms of this Agreement. KRF represents and warrants to DTN that KRF has and will continue to have the full power, right and authority to obtain, transmit and distribute the KRF Information to DTN for distribution by DTN as contemplated by this Agreement. KRF further represents and warrants to DTN that DTN's broadcast of the KRF Information to its subscribers as contemplated by this Agreement will not infringe upon the rights of any third party respecting copyright, trade secret or any privacy interest in the Territory subject to receiving all consent that may be required. DTN acknowledges that information contained in the KRF Information is obtained from various sources which KRF believes to be reliable. Subject to the indemnification obligations of KRF set forth in this Agreement KRF does not guarantee and makes no warranties or representations with respect to the sequence, accuracy, completeness or timeliness of any information furnished hereunder; nor does it represent that the information disseminated may be relied upon for trading purposes.

         (e) DTN agrees that prior to the broadcast of any KRF Information to a DTN subscriber on the DTN System, DTN will obtain a DTN Subscription Agreement substantially in the form of Exhibit H subject to the normal customer renewal or new subscription activity. Any substantial changes to these terms and conditions, which shall include but shall not be limited to changes to any indemnity, warranty, limited liability and use provisions will require the prior written consent of KRF which shall not be unreasonably withheld.


         (f) DTN agrees where not otherwise obvious to DTN users of the KRF Information, to attribute the KRF Information as "Source KRF" or similar attribution and to clearly indicate on any marketing or advertising material that KRF is the source of the KRF Information.


         (g) DTN agrees to title and market any DTN service which includes a significant amount of KRF Information as a standard component as "DTNstant / Knight-Ridder Financial" unless otherwise agreed between the parties.


         (h) KRF shall retain all rights to, title to, ownership of, copyright to and any other interest in any information supplied to DTN. DTN acknowledges and agrees that all of the information provided by KRF as part of this agreement is the sole and exclusive property of KRF. DTN agrees to not modify, archive (for other than operational and maintenance purposes), create derivatives or use the information provided by KRF in any way other than contemplated by this agreement and shall be permitted to only utilize the information provided by KRF for the sole purpose of permitting subscribers in the territory to receive the information only for their internal use.

         23.      Revenue Sharing.

         (a) In consideration for the rights granted and the KRF Information provided by KRF pursuant to Section 22, DTN agrees to share with KRF the Base Service Fees, Limited Service Fees and Optional Service fees as provided in this section. DTN agrees to pay to KRF that percentage of the Base Service Fees set forth below opposite the period with respect to which such Base Service Fees were earned by DTN:

                       Period                                    Percentage
          -----------------------------------                    ----------

          From the Effective Date to Month 12                         30%
          From Month 13 to Month 24                                   20%
          From  Month 25 to December 31, 1997                         15%
          From January 1, 1998 to December 31, 1998                   14%
          From January 1, 1999 to December 31, 1999                   13%
          From January 1, 2000 to December 31, 2000                   13%
          From January 1, 2001 to December 31, 2001 [1]               12%
          From and after January 1, 2002 [1]                          11%
          From and after January 01, 2003 [1]                         10%


         Notwithstanding the foregoing percentages, if over the period of twenty-four (24) months from the Effective Date there are less than 1,000 Converted Subscribers plus KRF Subscribers, then, after written claim has been received from DTN and verification of that claim has been independently audited and substantiated, the percentage of Base Service Fees to be paid to KRF during the remainder of the Service Period shall be ten percent (10%).

         DTN agrees to pay to KRF a percentage share, to be mutually agreed between the Parties, of any KRF Optional Service revenue where the KRF Information is offered as a KRF Optional Service as described in
         Section 22(c).

         DTN agrees to pay to KRF five percent (5%) of Limited Service Fees to the extent that such Limited Service Fees exceed $35,000 per month or the amount of Limited Service Fees at the Effective Date of the agreement whichever is lower.


         DTN shall pay the applicable percentages of the KRF Optional Service fees, the Base Service Fees and Limited Service Fees to KRF within fifteen (15) days after the end of each calendar quarter based upon the Base Service Fees and Limited Service Fees for such calendar quarter. DTN shall have the right to offset against the payments due KRF pursuant to this subsection, any moneys due to DTN from KRF pursuant to this Agreement. Each payment by DTN to KRF pursuant to this subsection shall be accompanied by a statement detailing the customers subscribing to any Base Services, Limited Services or any Optional Services together with a written summary of how such amount was computed.

         (a)      KRF shall have the right,  at its  expense,  upon at least ten
                  (10) days prior written notice to DTN and during normal business hours, to have access to DTN's books and records in order to perform an audit to determine DTN's compliance with the revenue sharing provisions of this Section 23. DTN shall be obligated to pay any underpayment of fees revealed by such audits plus interest at the then prime rate. In addition if such underpayment represents more than 5% of the total fees due for the relevant period, DTN shall be obligated to reimburse KRF for the cost of the audit plus a penalty of 10% of the underpayment amount.

         (b) Except in the case of default under section 25, notwithstanding any other contrary provision contained in this Agreement, if KRF elects to terminate the Service Period prior to December 31, 2000, then DTN has the option, exercisable in its sole discretion, to unilaterally extend the Service Period for an additional two (2) years after the date at which the Service Period otherwise would end. Only sections 1 - 9, 12 - 16, 20, 22 - 30 of this Agreement shall still apply during such additional two year period, except that in lieu of the revenue sharing arrangements provided in this Section 23, DTN shall pay to KRF on the last day of each calendar quarter during such additional two year period an amount equal to the aggregate payment due to KRF pursuant to Subsection 23(a) for the last calendar quarter preceding such additional two year period.

24. PROVISION OF EXCHANGE QUOTE INFORMATION. For the convenience of DTN, KRF agrees to include in the datafeed provided as part of this Agreement, the normal quote information from the Winnipeg Futures and London Metals Exchanges. DTN agrees that it must first arrange to gain full and proper rights to distribute this information from those corresponding exchanges prior to distributing this information. DTN will hold KRF harmless for any exchange fees or other costs related to DTN's use of this exchange information.

25. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of DTN and KRF, respectively, as set forth in this Agreement, shall survive the Closing and the expiration or termination of this Agreement.

26.      DEFAULT.  This  Agreement may be terminated by either party upon thirty
         (30) days prior written notice that the other party has breached the provisions of this Agreement and has not cured such breach within such notice period. Upon the occurrence of any event of default, the non-defaulting party may exercise any right or remedy which may be available to it under applicable law including, but not limited to, the right to pursue the specific performance of any agreement contained herein. In addition, the defaulting party shall be liable for, and reimburse the non- defaulting party for, all reasonable and necessary legal fees and other costs and expenses incurred by the non-defaulting party as a result of such defaults or the exercise of the non-defaulting party's remedies. No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

27. NO ASSIGNMENT. Neither party may assign or subcontract its rights, duties or obligations under this Agreement to any Person, except with the prior written consent of the other party, which consent may be withheld for any reason whatsoever, provided however, that nothing herein shall prevent any change in ownership of KRF or the assignment of such rights and obligations to any entity in the Knight-Ridder group of companies..

28. EXPENSES OF TRANSACTION. Except as specifically provided in this Agreement, the parties hereto each shall bear all of the expenses respectively incurred by them in connection with this Agreement and the consummation of the transactions contemplated hereby.

29. ENTIRE AGREEMENT. This document, including the Exhibits hereto, contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement; and there are no other agreements, representations, warranties, or covenants, written or oral, with respect to the transactions contemplated by this Agreement which are not expressly set forth in this document.

30. AMENDMENTS. This Agreement may be amended by letter or other document which by its terms specifically states that it is an amendment to this Agreement; provided, that such letter or other document shall be signed by all of the parties hereto.

31. NOTICES. Any notice which may be permitted or required to be given pursuant to this Agreement shall be delivered personally or shall be sent by a nationally recognized overnight courier or by United States registered or certified mail, postage prepaid, addressed as set forth below:

If to KRF:                          Knight-Ridder Financial, Inc.
                                    75 Wall St.
                                    23rd Floor
                                    New York, NY  10006
                                    Attn.:  Managing Director / Americas

With a copy to:                     Knight-Ridder Financial, Inc.
                                    2020 West 89th St.
                                    Leawood, KS  66206
                                    Attn.: Vice President / Finance



If to DTN:                          Data Transmission Network Corporation
                                    9110 West Dodge Road
                                    Suite 200
                                    Omaha, Nebraska  68114
                                    Attn.:  President

With a copy to:                     R. Craig Fry, Esq.
                                    Abrahams, Kaslow & Cassman
                                    8712 West Dodge Road
                                    Suite 300
                                    Omaha, Nebraska  68114


or to any other address as any party may by written notice to the other party in accordance with this Section designate.

1 BINDING EFFECT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

1 SECTION HEADINGS. The headings of the sections in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning of any of the provisions of this Agreement.

2 INCORPORATION OF EXHIBITS. Each of the Exhibits referred to herein and attached hereto are incorporated herein and shall be deemed to be a part of this Agreement.

3 ATTORNEYS' FEES. In the event of any action or proceeding brought in connection with this Agreement, the prevailing party therein shall be entitled to recover its costs and reasonable attorneys' fees.

4 PAYMENT LOCATION. All payments due under this Agreement from DTN to KRF will be made by wire transfer to: Knight-Ridder Financial, Chase Manhattan Bank, New York, NY , Account No:

5 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Nebraska.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be duly executed on their respective behalves by their respective duly authorized officers, all as of the day and year first above written.


FOR:     KNIGHT-RIDDER FINANCIAL, INC., a

Delaware corporation

By:              /s/ Patrice M. O'Grady
               ----------------------------------------------------------------
Name:            Patrice O'Grady
               ----------------------------------------------------------------
Title:           Managing Director
               ----------------------------------------------------------------
Date:            13 July 1995
               ----------------------------------------------------------------



FOR:     DATA TRANSMISSION NETWORK

CORPORATION, a Delaware corporation

By:               /s/ Greg T. Sloma
               ----------------------------------------------------------------
Name:             Greg T. Sloma
               ----------------------------------------------------------------
Title:            Executive Vice President and Chief Operating Officer
               ----------------------------------------------------------------
Date:             7/13/95
               ----------------------------------------------------------------

                                   EXHIBIT "A"


                           Schedule of KRF Subscribers

                         (To be delivered after Closing)


                                   EXHIBIT "B"

             Contracts and Agreements other than Customer Contracts

                         (To be delivered after Closing)


                                   EXHIBIT "C"

                                License Agreement

                         (To be delivered after Closing)

                                   EXHIBIT "D"

                     Values Assigned to Purchased Equipment

                (estimate pr Section 4(b) delivered after Closing
                     details to be delivered after Closing)




                                   EXHIBIT "E"

                             Schedule of Exceptions





(1) In some situations, by special agreement, certain subscribers have in their Service Agreement a requirement to obtain written consent from the Subscriber prior to assignment of their Service Agreement.

       DTN/KRF will work together to obtain the consent of the Subscriber to assignment.

(2) Certain information relating to optional services and private customer E Mail may or may not be deliverable to DTN without specific agreement of the source.

                                   EXHIBIT "F"

                   Description of Input Equipment and Format /
                   Specifications for KRF Information Datafeed

                                   EXHIBIT "G"

                         Description of KRF Information

                                   EXHIBIT "H"

                           DTN Subscription Agreement

                         (To be delivered after Closing)

                                   EXHIBIT "I"

                          ALLOCATION OF PURCHASE PRICE



Purchased Equipment*                                           $1,000,000

Subscription Lists/Contracts**                                  4,970,000
                                                               -----------
         Total Purchase Price                                   $5,970,000
                                                               ===========




* This number represents the estimated value of those items of KRF Equipment which are in the possession of Converted Subscribers and are compatible with and may be used in the DTN System without alteration or modification other than normal field adjustments. This estimation may be adjusted when full conversion is complete.

** This number includes an estimation of the revenue sharing agreement that exceeds 15% in years one and two. The 15% represents the amount that DTN would pay for news services that KRF provides to the subscribers. Above the 15% constitutes additional monies that will be paid by DTN to KRF for the subscription lists/contracts. This estimation may be adjusted at the end of year one and/or year two.